As filed with the Securities and Exchange Commission on January 18, 2001
                                                 Registration No. 333-__________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             VALLEY NATIONAL BANCORP
                             -----------------------
             (Exact name of registrant as specified in its charter)

       New Jersey                                       22-2477875
       ----------                                       ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                                1455 Valley Road
                             Wayne, New Jersey 07470
                             -----------------------
    (Address, including zip code of registrant's principal executive offices)

                           EMPLOYEE STOCK OPTION PLAN
                 (Formerly plan of Merchants New York Bancorp)
                 ------------------------------------------------
                            (Full title of the Plan)

                                Gerald H. Lipkin,
                             Chairman, President and
                             Chief Executive Officer
                             Valley National Bancorp
                                1455 Valley Road
                             Wayne, New Jersey 07470
                                 (973) 305-8800
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                     -------
                                 With a Copy to:
                            Michael W. Zelenty, Esq.
                        Pitney, Hardin, Kipp & Szuch, LLP
                                  P.O. Box 1945
                          Morristown, New Jersey 07962
                                 (973) 966-8263



                         CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ----------------------- ---------------------- ----------------------
                                                    Proposed maximum       Proposed maximum
  Title of securities         Amount to be           Offering price       Aggregate offering          Amount of
    to be registered         Registered (1)          per share (2)             Price (2)          Registration fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock, no par        78,502 shares                $29.19               $2,291,473.38             $572.87
value
------------------------- ---------------------- ----------------------- ---------------------- ----------------------



(1) This Registration Statement also covers, in addition to the number of shares of Common Stock stated above, such indeterminable number of shares of Common Stock as may become subject to the Plan as a result of the anti-dilution provisions thereof.

(2) Estimated in accordance with Rule 457(h)(1) solely for purposes of calculating the registration fee based upon the average of the high and low sales price of the Common Stock on the NYSE on January 16, 2001 as reported in The Wall Street Journal.

                                     PART I
             INFORMATION REQUIREMENT IN THE SECTION 10(a) PROSPECTUS

ITEM 1   Plan Information
         ----------------

         Not filed with this Registration Statement.

ITEM 2   Registrant Information and Employee Plan Annual Information
         -----------------------------------------------------------

         Not filed with this Registration Statement.



                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3   Documents Incorporated By Reference
         -----------------------------------

      The following documents filed by Valley National Bancorp (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1999.

    2. The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000.

    3. The Company's Current Reports on Form 8-K filed with the Commission on April 7, May 31, July 7, September 21, October 20, and December 1, 2000.

    4. The description of the Company's common stock contained in the Registration Statement on Form 8-A filed by the Company pursuant to
         Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

         In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4   Description of Securities
         -------------------------

         Not applicable.

ITEM 5   Interests of Named Experts and Counsel
         --------------------------------------

         Certain legal matters relating to the issuance of the shares of the Company's Common Stock offered hereby have been passed upon by Pitney, Hardin, Kipp & Szuch, LLP, counsel to the Company. Attorneys in the law firm of Pitney, Hardin, Kipp & Szuch, LLP beneficially own 7,894 shares of the Company's
Common Stock as of January 17, 2001.

         The consolidated financial statements of the Company as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999 incorporated by reference herein, have been audited by KPMG LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

ITEM 6   Indemnification of Directors and Officers
         -----------------------------------------

                  Indemnification. Article VI of Valley's certificate of incorporation provides that Valley shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney's fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes Valley to purchase insurance on behalf of any of the persons enumerated against any liability whether or not Valley would have the power to indemnify him under the provisions of Article VI.

                  The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

                  With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

                  The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors;
(ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

                  A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

                  Exculpation.   Article   VII  of   Valley's   certificate   of
incorporation provides:

                           A director or officer of the Corporation shall not be
                  personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or
                  (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

                           Any repeal or modification of the foregoing paragraph
                  by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

                  The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by Valley in 1987.



ITEM 7   Exemption from Registration Claimed
         -----------------------------------

         Not applicable.

ITEM 8   Exhibits
         --------

         Exhibit 5 Opinion Letter of Pitney, Hardin, Kipp & Szuch, LLP regarding legality of securities

         Exhibit 23.1    Consent of KPMG LLP

         Exhibit 23.2 Consent of Pitney, Hardin, Kipp & Szuch, LLP (contained in the opinion included as Exhibit 5)

ITEM 9   Undertakings
         ------------

  1.    The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wayne, State of New Jersey, on January 18, 2001.

                                       VALLEY NATIONAL BANCORP

                                           GERALD H. LIPKIN
                                       By: ____________________________________
                                           Gerald H. Lipkin
                                           Chairman, President
                                           and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  Signature                                     Title                              Date
                  ---------                                     -----                              ----
GERALD H. LIPKIN
--------------------------------------------    Chairman, President and Chief
Gerald H. Lipkin                                Executive Officer and Director              January 18, 2001



PETER SOUTHWAY                                  Vice Chairman (Principal Financial          January 18, 2001
-------------------------------------------     Officer) and Director
Peter Southway



ALAN D. ESKOW                                   Executive Vice President and Chief          January 18, 2001
-------------------------------------------     Financial Officer
Alan D. Eskow                                   (Principal Accounting Officer)



                                                              Director                      January 18, 2001
-------------------------------------------
Andrew B. Abramson



                                                              Director                      January 18, 2001
-------------------------------------------
Pamela Bronander



JOSEPH COCCIA, JR.                                           Director                      January 18, 2001
-------------------------------------------
Joseph Coccia, Jr.



HAROLD P. COOK                                                Director                      January 18, 2001
-------------------------------------------
Harold P. Cook, III


AUSTIN C. DRUKKER
-------------------------------------------
Austin C. Drukker                                             Director                      January 18, 2001


GRAHAM O. JONES
-------------------------------------------
Graham O. Jones                                               Director                      January 18, 2001



WALTER H. JONES                                              Director                      January 18, 2001
-------------------------------------------
Walter H. Jones, III



GERALD KORDE                                                  Director                      January 18, 2001
-------------------------------------------
Gerald Korde



JOLEEN MARTIN                                                 Director                      January 18, 2001
-------------------------------------------
Joleen Martin



ROBERT E. McENTEE                                             Director                      January 18, 2001
-------------------------------------------
Robert E. McEntee



RICHARD S. MILLER                                             Director                      January 18, 2001
-------------------------------------------
Richard S. Miller



ROBERT RACHESKY                                               Director                      January 18, 2001
-------------------------------------------
Robert Rachesky



BARNETT RUKIN                                                 Director                      January 18, 2001
-------------------------------------------
Barnett Rukin



RICHARD F. TICE                                               Director                      January 18, 2001
-------------------------------------------
Richard F. Tice



LEONARD J. VORCHEIMER                                         Director                      January 18, 2001
-------------------------------------------
Leonard J. Vorcheimer



JOSEPH L. VOZZA                                               Director                      January 18, 2001
-------------------------------------------
Joseph L. Vozza



                                INDEX TO EXHIBITS


Exhibit 5 Opinion Letter of Pitney, Hardin, Kipp & Szuch, LLP regarding legality of securities

Exhibit 23.1      Consent of KPMG LLP

Exhibit 23.2      Consent of Pitney, Hardin, Kipp & Szuch, LLP
                  (contained in the opinion included as Exhibit 5)